UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 21, 2024

Centuri Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-42022	93-1817741
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19820 N 7th Avenue, Suite 120

Phoenix, Arizona 85027

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (623) 582-1235

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.01 per share par value	CTRI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This Current Report on Form 8-K/A (this “Amendment”) is being filed by Centuri Holdings, Inc. (the “Company”) to amend the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 26, 2024 (the “Initial Form 8-K”), solely to supplement the Company’s disclosure under Item 5.02 of the Initial Form 8-K. This Amendment provides a description of (i) the compensation of Paul J. Caudill in connection with his appointment as interim Chief Executive Officer effective as of July 31, 2024 and (ii) the terms of William J. Fehrman’s transition from President and Chief Executive Officer of the Company to a non-employee director. At the time of the filing of the Initial Form 8-K, the compensation in connection with Mr. Caudill’s appointment and the terms of Mr. Fehrman’s transition had not yet been determined. This Amendment does not otherwise modify or update any other disclosures in the Initial Form 8-K.

Item 5.02	Departure of Directors or Certain Officers Election of Directors Appointment of Certain Officers Compensatory Arrangements of Certain Officers.

Caudill Consulting Agreement

In connection with Mr. Caudill’s appointment as interim Chief Executive Officer, on July 16, 2024, the Company entered into a consulting agreement (the “Consulting Agreement”) with Mr. Caudill. The Consulting Agreement has an initial term of six months commencing, July 1, 2024 (the “Initial Term”). From July 1, 2024 through July 31, 2024 (or such earlier date as the Company’s current Chief Executive Officer ceases serving in such role), Mr. Caudill will serve as Senior Advisor to the Company’s Chief Executive Officer. For the remainder of the term, Mr. Caudill will serve as interim President and Chief Executive Officer. If a successor has not been appointed by the end of the Initial Term, the parties may agree to monthly extensions. Mr. Caudill will (i) be paid a monthly consulting fee of $275,000 for his services during the term of the Consulting Agreement and (ii) receive an award of 26,315 time-based restricted stock units (the “RSUs”). The RSUs will vest in full on the one-year anniversary of the effective date (the “Vesting Date”) subject to Mr. Caudill’s continued service with the Company through the Vesting Date, provided that the vesting of the RSUs will be accelerated if the Consulting Agreement is terminated before such date by the Company without cause (including if due to Mr. Caudill’s disability or death) or if the Company does not agree to extend the term of the agreement after the Initial Term. Either party may terminate the Consulting Agreement at any time with at least 30 days advance written notice. If the Company terminates the Consulting Agreement without cause (other than due to Mr. Caudill’s death or disability) during the Initial Term, including any such termination in connection with the appointment of a successor Chief Executive Officer, Mr. Caudill will continue to receive the monthly consulting fee through the end of the Initial Term, subject to his execution and non-revocation of a release in favor of the Company. Mr. Caudill will remain an independent contractor of the Company, and as such Mr. Caudill is not entitled to participate in any Company employee benefit plans. The Consulting Agreement contains restrictive covenants that, among other things, prohibit engaging in competitive activities with the Company and soliciting employees, consultants or customers of the Company during the term of the Consulting Agreement and for 12 months thereafter.

The foregoing description of the terms of Mr. Caudill’s Consulting Agreement is not complete and is qualified in its entirety by reference to the Consulting Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Fehrman Transition Agreement

As previously disclosed in the Initial Form 8-K, in connection with his resignation as President and Chief Executive Officer of the Company, Mr. Fehrman will forfeit all of his unvested restricted stock units and cash incentive awards and repay the $2.0 million signing bonus paid to him upon commencement of his employment with the Company. In connection therewith, the Company entered into a Transition Agreement (the “Transition Agreement”) with Mr. Fehrman on July 13, 2024. Pursuant to the Transition Agreement, Mr. Fehrman made certain representations to the Company and will forfeit all of his unvested restricted stock units effective July 31, 2024.

The foregoing description of the terms of Mr. Fehrman’s Transition Agreement is not complete and is qualified in its entirety by reference to the Transition Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

10.1	Consulting Agreement by and between Centuri Holdings, Inc. and Paul J. Caudill, dated as of July 16, 2024.

10.2	Transition Agreement by and between Centuri Holdings, Inc. and William J. Fehrman, dated as of July 13, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURI HOLDINGS, INC.

Date: July 17, 2024	By:	/s/ Gregory A. Izenstark
Gregory A. Izenstark
Executive Vice President and Chief Financial Officer